Exhibit 4.1
RELIANCE STEEL & ALUMINUM CO.
SECOND AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT
          This SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of September 25, 2009 and entered into by and among Reliance Steel & Aluminum Co., a California corporation (“Borrower”), the lenders party to the Credit Agreement (the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (the “Administrative Agent”) and is made with reference to that certain Amended and Restated Credit Agreement dated as of November 9, 2006, as amended by a First Amendment dated as of July 31, 2008 (the “Credit Agreement”), by and among Borrower, Lenders and Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.
RECITALS
          WHEREAS, Borrower desires to modify certain provisions of the Credit Agreement.
          WHEREAS, Borrower and the Lenders have agreed to make such modifications on the terms and subject to the conditions contained in this Amendment.
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Section 1. AMENDMENTS TO THE CREDIT AGREEMENT
     1.1 Borrowers. RSAC Management Corp., a California Corporation (“RSAC Management”) having merged with Borrower party to this Amendment as of January 1, 2009 as permitted by Section 7.7(a) of the Credit Agreement, (a) all references in the Credit Agreement and the other Loan Documents to RSAC Management shall be construed as solely references to Borrower party to this Amendment; (b) all references to more than one Borrower are amended to refer to the remaining Borrower; and (c) provisions of the Credit Agreement and the other Loan Documents are adjusted to have their correlative meaning in respect of a single Borrower.
     1.2 New Definitions. The following new definitions are added to Section 1.1 of the Credit Agreement in correct alphabetical order to read as follows:
     “‘Extended Maturity Date’ has the meaning given in the definition of ‘Maturity Date.’”
     “‘Extending Lender’ means each Lender whose Commitment appears in the Commitment of Extending Lenders column on Schedule 2.1 to the Second Amendment and its successors and assigns in accordance with Section 10.6.”
     “‘Initial Maturity Date’ has the meaning given in the definition of “Maturity Date.”
     “‘Non-Extending Lender’ means any Lender that is not an Extending Lender.”
     “‘Second Amendment’ means the Second Amendment to this Agreement dated as of September 25, 2009.”

     “‘Second Amendment Effective Date’ means the date on which the Administrative Agent notifies the parties to this Agreement that all of the conditions to the effectiveness of the Second Amendment have been satisfied.”
     “‘Travel Main Acquisition’ means the Acquisition by Borrower of all outstanding capital stock of Travel Main Corporation, a Delaware corporation, for an aggregate consideration not to exceed $80,000,000, of which not more than $50,000,000 is paid by assumption of Indebtedness that is non-recourse to Borrower and its Subsidiaries, except for normal and customary carve-outs, and the remainder of which is paid in cash.”
     1.3 Amended Definitions. The definitions of “Base Rate,” “Commitment,” “EBIT,” “Fee Letter,” “Maturity Date” and “Net Income” in Section 1.1 of the Credit Agreement are deleted in their entirety and are replaced with the following definitions:
     “‘Base Rate’ means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publically announced from time to time by Bank of America as its “Prime Rate” and (c) the rate determined by Bank of America to be the Eurodollar Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, where, the ‘Prime Rate’ is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change (i) in such Prime Rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change and (ii) in such Eurodollar Base Rate shall take effect on the date of such change.”
     “‘Commitment’ means (a) until the Initial Maturity Date, for each Lender, the amount set forth opposite such Lender’s name on Schedule 2.1 and (b) on and after the Initial Maturity Date, for each Extending Lender, the amount set forth opposite such Extending Lender’s name on Schedule 2.1, as any such Commitment amount of any Lender may be reduced or adjusted from time to time pursuant to the terms of this Agreement (collectively, as of any time, the ‘Aggregate Commitments’). The respective Pro Rata Shares of the Aggregate Commitments as of the Second Amendment Effective Date are set forth in Schedule 2.1 attached to the Second Amendment.”
     “‘EBIT’ means, with respect to any Person and with respect to any fiscal period, the sum of (a) Net Income of that Person for that period, plus (b) any non-operating non-recurring loss reflected in such Net Income, minus (c) any non-operating non-recurring gain reflected in such Net Income, plus (d) Interest Expense of that Person for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of that Person for that period (whether or not payable during that period) plus (f) non-recurring non-cash expenses (excluding depreciation and amortization) of that Person, including, without limitation, non-cash expense realized on an accelerated basis in connection with prepayment of the Term Loan, in the case of each clause (a) through (f) in accordance with GAAP.”
     “‘Fee Letter’ means, collectively, any fee letters entered into among Borrower, Administrative Agent and Arranger with respect to fees payable under this Agreement.”
     “‘Maturity Date’ means (a) for the $80,000,000 of the Commitments held by the Non-Extending Lenders, November 9, 2011 (the ‘Initial Maturity Date’) and (b) for the

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$1,020,000,000 of the Commitments held by the Extending Lenders, November 9, 2012 (the ‘Extended Maturity Date’); provided, however, that if Borrower shall fail to timely make any payments payable to the Non-Extending Lenders on the Initial Maturity Date, the Extended Maturity Date shall coincide with the Initial Maturity Date.”
     “‘Net Income’ means, with respect to any fiscal period, the consolidated net income of Borrower and its Subsidiaries, excluding any consolidated net income not attributable to Borrower and its Subsidiaries, for that period, determined in accordance with GAAP, consistently applied.
     1.4 Applicable Margin. The introductory paragraph and pricing grid appearing in the definition of “Applicable Margin” in Section 1.1 of the Credit Agreement are deleted in their entirety and replaced with the following paragraph and pricing grid:
     “‘Applicable Margin’ means, for any Pricing Period, the per annum amounts set forth below (in basis points per annum) opposite the applicable Pricing Level; provided, however, that until Administrative Agent’s receipt of the Compliance Certificate for the period ending September 30, 2009 required under Section 6.2(a), such amounts for Extending Lenders shall be those indicated for Pricing Level 4:

					Extending Lenders
		Non-Extending Lenders			and Swing Line Lender
	Total
Pricing	Leverage	Letters of Credit	Base Rate	Commitment	Letters of Credit	Base Rate	Commitment
Level	Ratio	Eurodollar Rate +	+	Fee	Eurodollar Rate +	+	Fee
1	>0.55:1.00	100.0	0.0	25.0	400.0	300.0	50.0
2	<0.55:1.00 but >0.45:1.00	75.0	0.0	15.0	400.0	300.0	50.0
3	<0.45:1.00 but >0.35:1.00	55.0	0.0	12.5	375.0	275.0	45.0
4	<0.35:1.00 but >0.25:1.00	45.0	0.0	10.0	350.0	250.0	40.0
5	<0.25:1.00	37.5	0.0	8.0	325.0	225.0	35.0
     1.5 Minimum Amount. The definition of “Minimum Amount” is amended to add the end thereof the following sentence:
“Notwithstanding the foregoing, the Minimum Amount of Loans that may be repaid on the Initial Maturity Date shall be the amount, if any required, to repay Loans required to be repaid on such date in accordance with Section 2.16 of this Agreement.”
     1.6 Swing Line Loans. Sections 2.3(a) and 2.3(b) of the Credit Agreement are amended to replace the term “Maturity Date” with “Extended Maturity Date.”
     1.7 Expiration Date of Letters of Credit. Sections 2.4(a) and 2.4(f) of the Credit Agreement are amended to replace the term “Maturity Date” with “Extended Maturity Date.”

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     1.8 Voluntary Reduction or Termination of Commitments. The first proviso to the first sentence in Section 2.6 of the Credit Agreement is amended to read as follows:
“provided, that Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and any concurrent prepayment hereunder, the Outstanding Obligations would exceed the Aggregate Commitments or the Letter of Credit Usage would exceed the remaining Commitments of the Extending Lenders;”
     1.9 Initial Maturity Date. A new Section 2.16 is added immediately after Section 2.15 to read as follows:
     “2.16 The Initial Maturity Date and Payments to Non-Extending Lenders.
     “(a) On the Initial Maturity Date, in addition to repaying Committed Loans to the Non-Extending Lenders in accordance with Section 2.7(a) together with interest thereon, Borrower agrees to (i) pay to Administrative Agent for the account of the Non-Extending Lenders accrued and unpaid fees and expenses payable to Non-Extending Lenders under Section 2.8 or any other provisions of this Agreement and (ii) prepay Swing Line Loans and other Committed Loans, together with interest thereon, in accordance with Sections 2.3 and 2.5, respectively, in an aggregate principal amount equal to the amount, if any, by which (A) the Outstanding Amount of Loans remaining after repayment of Committed Loans to the Non-Extending Lenders in accordance with Section 2.7(a) plus the Outstanding Amount of Letter of Credit Usage on the Initial Maturity Date exceeds (B) the Aggregate Commitments of the Extending Lenders. Any such prepayments shall be applied first to Swing Line Loans and then to Committed Loans, and any such repayment of a Eurodollar Rate Loan made as contemplated by this Section 2.16(a) on a date other than the last day of the relevant Interest Period shall be accompanied by any amount payable in accordance with Section 3.6.
     “(b) Unless the Aggregate Commitments otherwise terminate on or prior to the Initial Maturity Date, on the Initial Maturity Date, the Commitments of the Non-Extending Lenders will terminate, and the Swing Line Lender and Issuing Lender shall automatically be deemed to have (i) repurchased from each of the Non-Extending Lenders, and the Non-Extending Lenders shall be deemed to have sold, the outstanding participation interests in outstanding Swing Line Loans and Letter of Credit Usage, respectively, previously sold to such Non-Extending Lender by the Swing Line Lender and the Issuing Lender pursuant to Sections 2.3(d) and 2.4(c) and (ii) sold the participation interests so repurchased to the Extending Lenders, and the Extending Lenders shall be deemed to have purchased such participation interests, in accordance with their respect Pro Rata Shares of the Aggregate Commitments remaining outstanding under this Agreement.
     “(c) Each Extending Lender’s and Non-Extending Lender’s Pro Rata Share of interest and commitment fees payable hereunder shall be determined taking into account the differing Applicable Margins applicable to the Extending Lenders and Non-Extending Lenders, respectively.”
     1.10 Investments. Section 7.2(f) of the Credit Agreement is deleted in its entirety and replaced with the following:
     “(f) Other Investments in the aggregate not exceeding (i) during the period from the Second Amendment Effective Date until and including June 30, 2010, $35,000,000 and (ii) after June 30, 2010, 10% of Consolidated Net Worth as of the end of the most recently ended Fiscal Quarter.”

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     1.11 Permitted Indebtedness. Section 7.3(h) of the Credit Agreement is deleted in its entirety and replaced with the following:
     “(h) (i) non-recourse Indebtedness (subject to normal and customary carve-outs) not to exceed $50,000,000 incurred in connection with the Travel Main Acquisition and (ii) other Indebtedness in addition to that described in the preceding clause (i) and Sections 7.3(a) through 7.3(g) above incurred for business purposes (including, without limitation, capital leases and Synthetic Leases) in an aggregate principal amount at any one time outstanding not to exceed $75,000,000.”
     1.12 Acquisitions. Section 7.8(a) of the Credit Agreement is deleted in its entirety and replaced with the following:
     “(a) (i) Make or agree to make any Acquisition as of any date if after giving effect thereto, Borrower would not be in compliance with the terms and conditions of this Agreement on a pro forma basis or (ii) except for the Travel Main Acquisition, (A) make or agree to make any Acquisition during the period from the Second Amendment Effective Date through and including December 31, 2009 or (B) make or agree to make any Acquisition during the period from and including January 1, 2010 through and including June 30, 2010 if, after giving effect thereto, the aggregate consideration paid for Acquisitions (other than the Travel Main Acquisition) during such period would exceed the sum of (A) 100% of the EBITDA of Borrower and its Subsidiaries, on a consolidated basis, during the most recent four Fiscal Quarters for which financial statements have been received by the Administrative Agent pursuant to Section 6.1 plus (B) the amount of consideration paid in equity securities of Borrower for Acquisitions on or after January 1, 2010 plus the proceeds of common stock (net of customary fees, commissions, costs and other expenses incurred in connection therewith) otherwise issued by the Borrower on or after the Second Amendment Effective Date; or”
     1.13 Interest Coverage Ratio. Section 7.10 of the Credit Agreement is deleted in its entirety and replaced with the following:
     “7.10 Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than (a) as of September 30, 2009, December 31, 2009 and March 31, 2010, 2.00 to 1.00 or (b) as of the last day of any other Fiscal Quarter, 3.00 to 1.00.”
     1.14 Total Leverage Ratio. Section 7.11 of the Credit Agreement is deleted in its entirety and replaced with the following:
     “7.11 Total Leverage Ratio. Permit the Total Leverage Ratio to be greater than (a) as of September 30, 2009, December 31, 2009 and March 31, 2010, 0.50 to 1.00 or (b) as of the last day of any other Fiscal Quarter, 0.60 to 1.00.
     1.15 Distributions. Section 7.14 of the Credit Agreement is deleted in its entirety and replaced with the following:
     “7.14 Distributions. (a) Make any Distribution at any time, whether from capital, income or otherwise, and whether in Cash or other Property if, after giving effect thereto,

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Borrower would not be in compliance with the terms and conditions of this Agreement on a pro forma basis or (b) make any Distributions for the retirement, redemption, purchase or other acquisition of Borrower’s or any of its Subsidiaries’ equity securities during the period from the Second Amendment Effective Date until and including June 30, 2010 in an aggregate amount in excess of $35,000,000 or (c) declare or pay dividends or other Distributions on account of equity securities of Borrower or any of its Subsidiaries during the period from the Second Amendment Effective Date until and including June 30, 2010 in an aggregate amount in excess of the sum of (i) $40,000,000 plus (ii), to the extent that Borrower issues common equity securities after the Second Amendment Effective Date, dividends and other Distributions on such common equity securities proportionate to the Distributions made during such period on account of common equity securities outstanding immediately prior to the Second Amendment Effective Date.”
     1.16 Amendments. Section 10.1(b) of the Credit Agreement is amended to delete the phrase “except for any such extension made in accordance with Section 2.12.”
     1.17 Subsidiaries. Schedule 5.15 of the Credit Agreement is deleted in its entirety and replaced with Schedule 5.15 to this Amendment.
Section 2. CONDITIONS TO EFFECTIVENESS
          This Amendment shall become effective when all of the following conditions precedent have been satisfied:
               A. Administrative Agent shall have received all of the following, and each in form and substance satisfactory to Administrative Agent:
                    (i) at least one original, telecopied or electronically delivered counterpart of this Amendment executed by Extending Lenders comprising Requisite Lenders, Borrower, Guarantors and Administrative Agent;
                    (ii) evidence that the Term Loan has been or will be repaid in full no later than the Second Amendment Effective Date; and
                    (iii) such other assurances, certificates, documents, consents or opinions as Administrative Agent may reasonably require.
               B. Borrower shall have executed a fee letter with Arranger and Administrative Agent, and Arranger shall have received the fees that are due and payable thereunder.
               C. Borrower shall have paid to Administrative Agent for the pro rata account of each Extending Lender timely executing and delivering this Amendment an amendment fee equal to 25 basis points of such Lender’s Commitment.
               D. Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Second Amendment Effective Date, plus such additional amounts of Attorney Costs as shall constitute Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not hereafter preclude final settling of accounts between Borrower and Administrative Agent) shall have been paid.

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               E. On or before the Second Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
Section 3. BORROWER’S REPRESENTATIONS AND WARRANTIES
          In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, Borrower represents and warrants to each Lender that the following statements are true, correct and complete:
     3.1 Corporate Power and Authority. Borrower has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment.
     3.2 Authorization of Agreements. The execution and delivery of this Amendment have been duly authorized by all necessary corporate action on the part of Borrower.
     3.3 No Conflict. The execution and delivery by Borrower of this Amendment, and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, the certificate or articles of incorporation or bylaws of Borrower or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or any of its or their Property is bound or affected, other than (1) conflicts that will be resolved on or before the Second Amendment Effective Date or (2) conflicts that could not reasonably be expected to have a Material Adverse Effect.
     3.4 Governmental Consents. The execution and delivery by Borrower of this Amendment and the performance by Borrower of the Credit Agreement, as amended hereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body, except such consent and approval which have been obtained on or prior to the Second Amendment Effective Date or registration or notice which have been made on or prior to the First Amendment Effective Date.
     3.5 Binding Obligation. This Amendment has been duly executed and delivered by Borrower and is the legally valid and binding obligation of Borrower, enforceable against it in accordance with its terms, except as the same as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     3.6 Representations and Warranties From Credit Agreement. The representations and warranties contained in Section 5 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the Second Amendment Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

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     3.7 Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute a Default or an Event of Default.
Section 4. MISCELLANEOUS
     4.1 Reference to and Effect on the Credit Agreement and the Other Loan Documents.
          A. On and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.
          B. Except as specifically amended by this Amendment, the Credit Agreement, the Master Subsidiary Guaranty and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
          C. The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under, the Credit Agreement, the Master Subsidiary Guaranty or any of the other Loan Documents.
     4.2 Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.
     4.3 Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
     4.4 Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
[Remainder of page intentionally left blank]

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

RELIANCE STEEL & ALUMINUM CO.,
a California corporation

By:	/s/ David H. Hannah

Name:	David H. Hannah
Title:	Chairman and Chief Executive Officer

By:	/s/ Karla Lewis

Name:	Karla Lewis
Title:	Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Ken Puro

Name:	Ken Puro
Title:	Vice President

BANK OF AMERICA, N.A.,
as Issuing Lender, Swing Line Lender and a Lender

By:	/s/ Matthew Koenig

Name:	Matthew Koenig
Title:	Senior Vice President

WACHOVIA BANK, N.A.,
as Syndication Agent and a Lender

By:	/s/ Stender E. Sweeney II

Name:	Stender E. Sweeney II
Title:	Senior Vice President

CITICORP NORTH AMERICA, INC.,
as Co-Documentation Agent and a Lender

By:	/s/ George Calfo

Name:	George Calfo
Title:	Managing Director

JPMORGAN CHASE BANK, N.A.
as Co-Documentation Agent and a Lender

By:	/s/ Ling Li

Name:	Ling Li
Title:	Vice President

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ David W. Shaw

Name:	David W. Shaw
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Suzannah Harris

Name:	Suzannah Harris
Title:	Vice President

UNION BANK, N.A., as a Lender

By:	/s/ Peter Thompson

Name:	Peter Thompson
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Richard J. Ameny, Jr.

Name:	Richard J. Ameny, Jr.
Title:	Vice President

S-1

UBS LOAN FINANCE LLC,
as a Lender

By:	/s/ Irja R. Otsa	/s/ Marie A. Haddad

Name:	Irja R. Otsa	Marie A. Haddad
Title:	Associate Director Banking Products Services US	Associate Director Banking Products Services US

S-2

COMERICA BANK,
as a Lender

By:	/s/ Elise M. Moore

Name:	Elise M. Moore
Title:	Vice President

S-3

FIFTH THIRD BANK,
as a Lender

By:	/s/ Gary S. Losey

Name:	Gary S. Losey
Title:	Vice President

S-4

BNP PARIBAS,
as a Lender

By:	/s/ Jamie Dillon	/s/ Joseph Mack

Name:	Jamie Dillon	Joseph Mack
Title:	Managing Director	Vice President

S-5

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Morgan A. Lyons

Name:	Morgan A. Lyons
Title:	Vice President

S-6

CONSENT AND AGREEMENT OF GUARANTORS
     THIS CONSENT AND AGREEMENT OF GUARANTORS (“Consent”) is executed and delivered as of the Second Amendment Effective Date by the undersigned (the “Guarantors”), in favor of the Lenders and Administrative Agent under the Credit Agreement, as amended by the foregoing Amendment. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement, as amended.
W I T N E S S E T H:
     WHEREAS, the Guarantors have executed and delivered the Master Subsidiary Guaranty under the Credit Agreement; and
     WHEREAS, it is a condition to the foregoing Amendment that the Guarantors shall have executed this Consent;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors hereby consent to the Amendment and agree that the Guaranty continues in full force and effect.
     IN WITNESS WHEREOF, each Guarantor has executed this Guaranty by its duly authorized officer as of the date first written above.
(Intentionally left blank.)

     IN WITNESS WHEREOF, each Guarantor has executed this Guaranty by its duly authorized officer as of the date first written above.
GUARANTORS:
ALLEGHENY STEEL DISTRIBUTORS, INC.
ALUMINUM AND STAINLESS, INC.
AMERICAN METALS CORPORATION
AMI METALS, INC.
CCC STEEL, INC.
CHAPEL STEEL CORP.
CHATHAM STEEL CORPORATION
CLAYTON METALS, INC.
CREST STEEL CORPORATION
DELTA STEEL, INC.
DURRETT SHEPPARD STEEL CO., INC.
EARLE M. JORGENSEN COMPANY
FERALLOY CORPORATION
INFRA-METALS CO.
LBT, INC.
LIEBOVICH BROS., INC.
METALS SUPPLY COMPANY, LTD.
PACIFIC METAL COMPANY
PDM STEEL SERVICE CENTERS, INC.
PHOENIX CORPORATION
PRECISION FLAMECUTTING AND STEEL, INC.
PRECISION STRIP INC.
PRECISION STRIP TRANSPORT, INC.
SERVICE STEEL AEROSPACE CORP.
SISKIN STEEL & SUPPLY COMPANY, INC.
SMITH PIPE & STEEL COMPANY
SUGAR STEEL CORPORATION
TOMA METALS, INC.
VIKING MATERIALS, INC.
YARDE METALS, INC.

By:

Name:	Karla Lewis
Title:	Vice President and Secretary of each of the foregoing

PNA GROUP, INC.

By:

Name:	Karla Lewis
Title:	Vice President, Chief Financial Officer and Secretary of the foregoing

SCHEDULE 2.1

				Pro Rata Share
		Pro Rata Share		After
		Before Termination		Termination of
		of Non-Extending	Commitment of	Non-Extending
		Lenders’	Extending	Lenders’
Lender	Commitment	Commitments	Lender	Commitments
Bank of America, N.A.	$200,000,000.00	18.181818182%	$200,000,000.00	19.607843137%
Wachovia Bank, N.A.	$125,000,000.00	11.363636364%	$125,000,000.00	12.254901961%
JPMorgan Chase Bank, N.A.	$125,000,000.00	11.363636364%	$125,000,000.00	12.254901961%
Citicorp North America, Inc.	$125,000,000.00	11.363636364%	$125,000,000.00	12.254901961%
Wells Fargo Bank, N.A.	$100,000,000.00	9.090909091%	$100,000,000.00	9.803921569%
Key Bank National Association	$50,000,000.00	4.545454545%	$50,000,000.00	4.901960784%
Union Bank, N.A.	$50,000,000.00	4.545454545%	$50,000,000.00	4.901960784%
U.S. Bank National Association	$50,000,000.00	4.545454545%	$50,000,000.00	4.901960784%
Credit Suisse, Cayman Islands Branch	$45,000,000.00	4.090909091%
UBS Loan Finance LLC	$45,000,000.00	4.090909091%	$45,000,000.00	4.411764706%
Comerica Bank	$40,000,000.00	3.636363636%	$40,000,000.00	3.921568627%
Fifth Third Bank	$40,000,000.00	3.636363636%	$40,000,000.00	3.921568627%
BNP Paribas	$35,000,000.00	3.181818182%	$35,000,000.00	3.431372549%
Mizuho Corporate Bank, Ltd.	$35,000,000.00	3.181818182%
The Northern Trust Company	$35,000,000.00	3.181818182%	$35,000,000.00	3.431372549%

TOTAL	$1,100,000,000	100.000000000%	$1,020,000,000.00	100.000000000%

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SCHEDULE 5.15
SUBSIDIARIES1

	Jurisdiction	Form of		# of Shares Owned
	of	Legal	# of Shares	and
Name	Organization	Entity	Outstanding	by Whom
Allegheny Steel Distributors, Inc.	PA	Corporation	1,000	1,000 by RSA

Aluminum and Stainless, Inc.	LA	Corporation	5,582	5,582 by RSA

American Metals Corporation[2]	CA	Corporation	100	100 by RSA

AMI Metals, Inc.	TN	Corporation	1,400	1,400 by RSA

AMI Metals Europe SPRL[3]	Belgium	Corporation	210,855	189,770 by AMI 21,085 by RSA

CCC Steel, Inc.	DE	Corporation	3,625.8	3,625.8 by RSA

Chapel Steel Corp.	PA	Corporation	597	597 by RSA

Chatham Steel Corporation	GA	Corporation	9,585.667	9,585.667 by RSA

Clayton Metals, Inc.	IL	Corporation	1,000	1,000 by RSA

Crest Steel Corporation	CA	Corporation	13,140.604465 Voting 1,314,060.4 Non-Voting	13,140.604465 Voting by RSA 1,314,060.4 Non-Voting by RSA

Delta Steel, Inc. [4]	TX	Corporation	2,000	2,000 by PNA Group[8]

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	Jurisdiction	Form of		# of Shares Owned
	of	Legal	# of Shares	and
Name	Organization	Entity	Outstanding	by Whom
Durrett Sheppard Steel Co., Inc.	CA	Corporation	100	100 by RSA

Earle M. Jorgensen (Asia) SDN. BHD.	Malaysia	Corporation	100	100 by RAH[10]

Earle M. Jorgensen Company[5]	DE	Corporation	1,000	1,000 by RSA

Everest Metals (Suzhou) Co. Ltd.	PRC	Corporation	100% equity interest	100% equity interest by RPP[6]

Feralloy Corporation	DE	Corporation	40,000	40,000 by PNA Group[8]

Infra-Metals Co.	GA	Corporation	10,000	10,000 by PNA Group[8]

LBT, Inc.	IL	Corporation	1,200	1,200 by Liebovich[7]

Liebovich Bros., Inc.[7]	IL	Corporation	13,203	13,203 by RSA

Metals Supply Company, Ltd. [8]	TX	Corporation	10,000	10,000 by PNA Group[8]

Metalweb Limited	UK	Corporation	550,701	550,701 by RSA

Pacific Metal Company	OR	Corporation	100	100 by RSA

PDM Steel Service Centers, Inc.	CA	Corporation	1,000	1,000 by RSA

Phoenix Corporation	GA	Corporation	6,229	6,229 by RSA

PNA Group, Inc.	DE	Corporation	1,000	1,000 by RSA[8]

Precision Flamecutting and Steel, Inc.	TX	Corporation	1,000	1,000 by PNA Group[8]

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	Jurisdiction	Form of		# of Shares Owned
	of	Legal	# of Shares	and
Name	Organization	Entity	Outstanding	by Whom
Precision Strip, Inc.[9]	OH	Corporation	1,000 Class A Voting 3,935 Class B Non-Voting	1,000 Class A Voting by RSA 3,935 Class B Non-Voting by RSA

Precision Strip Transport, Inc.	OH	Corporation	60 Class A Voting	60 Class A Voting by Precision Strip[9]

Reliance Asia Holdings Pte. Ltd. [10]	Singapore	Corporation	3,702,000	3,702,000 by RSA

Reliance Metalcenter Asia Pacific Pte. Ltd.	Singapore	Corporation	3,000,000	3,000,000 by RAH[10]

Reliance Metals Canada Limited[11]	Alberta, Canada	Corporation	1	1 by EMJ

Reliance Pan Pacific Pte.Ltd.[6]	Singapore	Corporation	8,228,860 ordinary shares	8,228,860 by RSA

Service Steel Aerospace Corp. [12]	DE	Corporation	100	100 by RSA

Siskin Steel & Supply Company, Inc. [13]	TN	Corporation	88,000 voting common 3,691,116 non-voting common	88,000 by RSA 3,691,116 by RSA

Smith Pipe & Steel Company	AZ	Corporation	396,100 common 500,000 preferred	396,100 common shares by Delta Steel, Inc. [4,8] 500,000 preferred shares by Delta Steel, Inc.[4,8]

Sugar Steel Corporation	IL	Corporation	87,008.60	87,008.60 by PNA Group[8]

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	Jurisdiction	Form of		# of Shares Owned
	of	Legal	# of Shares	and
Name	Organization	Entity	Outstanding	by Whom
Team Tube Canada ULC (formerly RSAC Canada (Tube) ULC)	Alberta, Canada	Corporation	44,707	44,707 by RMCL[11]

Toma Metals, Inc.	PA	Corporation	100	100 by RSA

Valex Corp.	CA	Corporation	114,000	(a) 3,000 by Dan Mangan (b) 111,000 by RSA

Valex China Co., Ltd.	PRC	Corporation		100% by Valex Holdings[14]

Valex Holdings Limited	Hong Kong	Corporation	10,000	8,800 by Valex[14]

Valex Korea Co., Ltd.	Korea	Corporation	364,515	364,515 by Valex[15]

Viking Materials, Inc.	MN	Corporation	6,543 voting common 3,182.1 non-voting common	6,543 voting common by RSA 3,182.1 non-voting common by RSA

Yarde Metals, Inc.	CT	Corporation	15,000	15,000 by RSA

[1]	All subsidiaries of RSAC Management Corp. (“RSAC”) became subsidiaries of Reliance Steel & Aluminum Co. (“RSA”) as a result of the merger of RSAC into RSA effective as of January 1, 2009. In addition, Lusk Metals merged with and into RSA effective July 1, 2009.

[2]	The membership interests of American Steel L.L.C. were contributed to American Metals Corporation shortly before the entities were merged effective January 2, 2009.

[3]	AMI Metals, Inc. owns 90% of the outstanding equity interest of AMI Metals Europe SPRL, a Belgium corporation, and RSA owns the remaining 10%.

[4]	Delta Steel L.P. was merged into a corporation to change the form of entity.

[5]	Encore Metals (USA), Inc. was merged into Earle M. Jorgensen Company (“EMJ”).

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[6]	Reliance Pan Pacific Pte. Ltd. (“RPP”) is a Singapore corporation that owns 100% of the outstanding equity interest of Everest Metals (Suzhou) Co. Ltd., a corporation formed under the laws of the People’s Republic of China. RSA owns 100% of the equity interest of RPP.

[7]	Liebovich Bros., Inc. owns 100% of the outstanding common stock of LBT, Inc.

[8]	PNA Group Holding Corporation was merged with PNA Intermediate Holding Corporation, which in turn was merged with PNA Group, Inc. (“PNA Group”). As a result of these mergers, RSA owns all of the outstanding shares of PNA Group, which owns, directly or indirectly all of the outstanding securities of the identified operating subsidiaries.

[9]	Precision Strip, Inc. owns 100% of the outstanding common stock of Precision Strip Transport, Inc.

[10]	Reliance Asia Holding Pte. Ltd. (“RAH”) was formed as a holding company for certain foreign subsidiaries and owns all of the outstanding common shares of Earle M. Jorgensen (Asia) SDN. BHD. and Reliance Metalcenter Asia Pacific Pte. Ltd.

[11]	Reliance Metals Canada Limited (“RMCL”) was formed in connection with the merger of Earle M. Jorgensen (Canada) Inc. and Encore Group Limited, both of which now operate as divisions of RMCL. The outstanding share is owned by Earle M. Jorgensen Company as of January 1, 2009.

[12]	Dynamic Metals International L.L.C. was merged with and into Service Steel Aerospace Corp. as of August 1, 2008.

[13]	Industrial Metals and Surplus, Inc. was merged with and into Siskin Steel & Supply Company, Inc. as of December 31, 2007.

[14]	Valex Corp. owns approximately 88% of the outstanding shares of Valex Holdings Limited. The remaining 12% of the shares is owned by a joint venture partner.

[15]	Valex Corp. owns 100% of the outstanding common stock of Valex Korea Co. Ltd., a Korean corporation, but employees of Valex Korea Co., Ltd. hold options to acquire up to approximately 1% of the outstanding common stock.

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